                         Citizens Communications Company

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material under Rule 14a-12

[ ] Citizens Communications Company

[ ] (Name of Registrant as Specified in Its Charter)

[ ] (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

[ ] Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)       Title of each class of securities to which transaction applies:

2)       Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)       Proposed maximum aggregate value of transaction:

5)       Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount Previously Paid:

2)       Form, Schedule or Registration Statement No.:

3)       Filing Party:

4)       Date Filed:

================================================================================

                                                         Administrative Offices
[GRAPHIC OMITTED]                      Three High Ridge Park, Stamford, CT 06905
                                                                 (203) 614-5600

--------------------------------------------------------------------------------

                                                                 March 22, 2002


Dear Fellow Stockholder:

     I am pleased to invite you to attend the 2002 Annual Meeting of the Stockholders of Citizens Communications Company, which will be held at the Prudential Center for Learning and Innovation, Weed Avenue, Norwalk, CT 06850, on Thursday, May 16, 2002, at 10:00 a.m., Eastern Time.

     At last year's Annual Meeting, almost 89% of Citizens' outstanding shares were represented. We hope that the percentage will be even higher at the upcoming meeting. It is important that your shares be represented whether or not you attend the meeting. In order to ensure that you will be represented, we ask that you sign, date, and return the enclosed proxy. If present, you may revoke your proxy and vote in person.

     Attendance at the Annual Meeting will be limited to stockholders as of the record date, or their authorized representative, and employees. Registered stockholders planning to attend the meeting should so indicate by marking the appropriate box on the proxy.

     We look forward to seeing and meeting with you at the Annual Meeting.



                                          Cordially,

                                          /s/ Leonard Tow
                                          --------------------------------------
                                          Leonard Tow
                                          Chairman and Chief Executive Officer

                                                         Administrative Offices
[GRAPHIC OMITTED]                      Three High Ridge Park, Stamford, CT 06905
                                                                  (203) 614-5600

--------------------------------------------------------------------------------

                                                                  March 22, 2002


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                               ----------------

To the Stockholders of
CITIZENS COMMUNICATIONS COMPANY:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Citizens Communications Company will be held at the Prudential Center for Learning and Innovation, Weed Avenue, Norwalk, CT 06850, on Thursday, May 16, 2002, at 10:00 a.m., Eastern Time, for the following purposes:

     1. To elect directors;

     2. To approve the appointment of KPMG LLP as our independent public accountants for 2002; and

     3. To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

     The board of directors fixed the close of business on March 18, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

     A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders during ordinary business hours, for a period of ten days prior to the meeting, at the offices of the company, Three High Ridge Park, Stamford, CT 06905, and at the site of the meeting on the meeting date.


                                           By Order of the Board of Directors


                                           /s/ L. Russell Mitten
                                           ----------------------------------
                                           L. Russell Mitten
                                           Secretary

                                PROXY STATEMENT


     This statement is furnished in connection with the solicitation of proxies by the board of directors of Citizens Communications Company to be voted at our annual meeting of stockholders. The mailing address of our administrative offices is Three High Ridge Park, Stamford, CT 06905. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is March 31, 2002.

     Only holders of record of our common stock, par value $0.25 per share, as of the close of business on March 18, 2002, the record date, will be entitled to notice of and to vote at the annual meeting. As of the record date, there were 281,586,466 shares of common stock outstanding, each of which is entitled to one vote at the annual meeting. As of the record date, an additional 11,555,868 shares of common stock were held by us as treasury shares. We have no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will be necessary to constitute a quorum for the transaction of business at the Annual Meeting.

     Directors will be elected by a majority vote of the shares of common stock present or represented by proxy at the meeting and entitled to vote at the meeting. The selection of our independent public accountants for 2002 will be approved by a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the meeting. Abstentions by stockholders present in person or by proxy will have the effect of a negative vote with respect to the election of directors and the approval of the appointment of our independent public accountants. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers that have not given instructions to such brokers have the authority to vote on the election of directors and approval of auditors; accordingly, unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees and the approval of the appointment of our independent public accountants. Stockholders may not cumulate their votes. Stockholders who execute proxies may revoke them at any time before they are voted.

Stock Ownership of Certain Beneficial Owners, Directors and Executive Officers

     As of February 28, 2002, no person or group of persons, except for FMR Corp. and Wallace Weitz & Co., is known by us to own beneficially more than 5% of our common stock. All information regarding the number of our shares beneficially owned, and regarding voting and investment power with respect thereto, by any person or group that owns beneficially more than 5% of our common stock, is based solely on our review of Schedules 13G filed with the Securities and Exchange Commission as of February 28, 2002.

     According to the Schedule 13G jointly filed by FMR Corp.; Edward C. Johnson, 3rd; Abigail P. Johnson, and Fidelity Management & Research Company on February 14, 2002, FMR Corp.; Edward C. Johnson, 3rd, and Abigail P. Johnson beneficially own an aggregate of 41,582,801 shares of our common stock, representing approximately 14.782% of our outstanding common stock. Mr. Edward
C. Johnson, 3rd, and Abigail P. Johnson have offices at 82 Devonshire Street, Boston, MA 02109. Members of the family of Edward C. Johnson, 3rd, hold approximately 49% of the voting power of FMR Corp. Mr. Johnson, 3rd, owns 12% and Abigail Johnson owns 24.5% of the outstanding stock of FMR Corp. Mr. Johnson, 3rd, is Chairman of FMR Corp. and Abigail Johnson is a director of that company. Approximately 13.434% of our outstanding common stock, or 37,791,825 shares, is held by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. Mr. Johnson, 3rd, and FMR Corp. each have sole investment power with respect to those shares. Fidelity Management & Research Company has the sole power to vote these shares. Approximately 1.109% of our outstanding common stock, or 3,119,376 shares, is held by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. Mr. Johnson, 3rd, and FMR Corp. each has sole investment power with respect to all of these shares and sole power to vote 2,924,376 shares and no power to vote 195,000 shares. Approximately 0.239% of our outstanding common stock, or 671,600 shares, is held by Fidelity International Limited, approximately 40% of the voting stock of which is controlled by Mr. Johnson, 3rd, and members of his family. Fidelity International Limited has sole investment power and sole voting power with respect to these shares.

     According to the Schedule 13G that Wallace R. Weitz & Company and Wallace
R. Weitz, President and Primary Owner of Wallace R. Weitz & Company, jointly filed with the Securities and Exchange Commission on February 4, 2002, Wallace
R. Weitz & Company and Wallace R. Weitz, with offices at 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124-6008, beneficially owned 27,139,400 shares of our common stock, representing approximately 9.8% of our outstanding common stock. Wallace R. Weitz & Company and Wallace R. Weitz hold shared dispositive power and shared voting power over these shares, and they disclaim beneficial ownership of these shares under Rule 13d-4 of the Securities Exchange Act of 1934.

     The following table reflects shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of February 28, 2002, by each of our directors, each of the executive officers named in the Summary Compensation Table included elsewhere herein, and all of our current directors and all our executive officers as a group. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned and has an address at our executive offices.

                                                                                Common                 Acquirable       Percentage
                                                                                Stock                    Within         Of Common
Name                                             Position                     Owned (1)                60 Days (2)       Stock (3)
----                                  ------------------------------          ---------               -------------     -----------
Norman I. Botwinik .................. Director                                   119,695(4)                94,275             *
Robert Braden ....................... Vice President and Chief                   106,421(5)                75,000             *
                                      Executive Officer of the
                                      Electric Lightwave Sector and
                                      Executive Vice President of
                                      the ILEC Division

John H. Casey, III .................. Vice President and President               258,239(6)                54,167             *
                                      and Chief Operating Officer
                                      of the ILEC Division

Aaron I. Fleischman ................. Director                                   133,754(7)                98,069             *

Rudy J. Graf ........................ Vice Chairman, Chief                       428,356(8)               200,000             *
                                      Operating Officer and
                                      President and Director

Stanley Harfenist ................... Director                                   112,024(9)                98,068             *

Andrew N. Heine ..................... Director                                   108,229                  108,070             *

Scott N. Schneider .................. Vice Chairman and Executive                278,524(10)              199,999             *
                                      Vice President and Director

John L. Schroeder ................... Director                                   102,204                   95,204             *

Robert D. Siff ...................... Director                                   103,530(11)               97,347             *

Robert A. Stanger ................... Director                                   110,605                  108,068             *

Edwin Tornberg ...................... Director                                    47,424(12)               38,376             *

Claire L. Tow ....................... Director                                10,579,863(13)(14)        2,622,023(15)       3.8%

Leonard Tow ......................... Chairman of the Board                   10,579,863(13)(16)        2,622,023(17)       3.8%
                                      of Directors and Chief
                                      Executive Officer

All Executive Officers and Directors                                          13,675,579                4,848,250           4.9%
as a group (25 persons)(18) .........

----------
*     Represents less than 1% of our outstanding common stock.

(1) Pursuant to rules of the Securities and Exchange Commission, includes shares acquirable as further described in footnote (2). Shares owned as of February 28, 2002, may be determined by subtracting the number under "Acquirable Within 60 Days" from that under "Common Stock Owned."

(2) Reflects number of shares that could be purchased by exercise of options as of February 28, 2002, or within 60 days thereafter under our Management Equity Incentive Plan, the Equity Incentive Plan, the Amended and Restated 2000 Equity Incentive Plan or the Non-Employee Directors' Deferred Fee Equity Plan, as applicable.

(3) Based on number of shares outstanding at, or acquirable within 60 days of, February 28, 2002.

(4) Includes 11,406 shares of common stock owned by Mr. Botwinik's wife. Mr. Botwinik disclaims beneficial ownership of such shares.

(5) Includes 13,333 restricted shares over which Mr. Braden has sole voting power but no dispositive power.

(6) Includes 66,666 restricted shares over which Mr. Casey has sole voting power but no dispositive power.

(7) Includes 30,733 shares held by the Aaron I. Fleischman Foundation of which Mr. Fleischman is the sole trustee. Mr. Fleischman disclaims beneficial ownership of these shares.

(8) Includes 100,000 restricted shares over which Mr. Graf has sole voting power but no dispositive power.

(9) Consists of shares held by the Harfenist Family Trust of which Stanley and Jean Lippka Harfenist are the trustees.

(10) Includes 33,333 restricted shares over which Mr. Schneider has sole voting but no dispositive power.

(11) Mr. Siff disclaims beneficial ownership of the 6,183 shares of common stock and all of the 68,970 options held by M.R. Sidebore Limited Partnership, which is beneficially owned by him.

(12)  Includes 651 shares of common stock held by Mr. Tornberg's wife.

(13) Includes 5,394,022 shares of common stock owned by Lantern Investment Company, LLC, of which Leonard Tow is the sole member. Claire Tow is the wife of Leonard Tow. These shares of common stock are included in the above table for Leonard Tow and Claire Tow, as required by the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act of 1934. Therefore, each of Leonard Tow and Claire Tow is deemed to have a beneficial interest in these 5,394,022 shares of our common stock. Leonard Tow has sole voting and investment power with respect to the 5,394,022 shares of our common stock owned by Lantern Investment Company, LLC. Except to the extent of this interest, both Leonard Tow and Claire Tow disclaim beneficial ownership of any of these shares of our common stock. Includes 88 shares held in a joint account by Claire Tow and Leonard Tow.

(14) Includes 32,369 shares of common stock held by Claire Tow as custodian for her minor grandchildren; 5,032,555 shares of common stock or options exercisable therefor owned by her husband, Leonard Tow, 1,559,974 shares of which are performance shares over which Leonard Tow has sole voting power but no dispositive power; and 1,946 shares of common stock held in an individual retirement account, and 16,369 shares held in a 401(k) account, each for the benefit of her husband, Leonard Tow. Claire Tow disclaims beneficial ownership of all of these shares.

(15) Includes 2,523,954 shares of common stock acquirable by Leonard Tow within 60 days. Claire Tow disclaims beneficial ownership of all of these shares.

(16) Includes 32,369 shares of common stock held by his wife, Claire Tow, as custodian for her minor grandchildren and 2,860 owned by his wife, Claire Tow; and 1,586 shares of common stock held in an individual retirement account for the benefit of his wife, Claire Tow. Leonard Tow disclaims beneficial ownership of all of these shares. Includes 1,559,974 restricted shares over which Leonard Tow has sole voting power but no dispositive power.

(17) Includes 98,069 shares of common stock acquirable by Claire Tow within 60 days. Leonard Tow disclaims beneficial ownership of all of these shares.

(18) Citizens (through its wholly-owned subsidiary CU CapitalCorp.) beneficially owns all of the Class B Common Stock and 27,571,332 shares of the Class A Common Stock of Electric Lightwave, Inc. ("ELI"), one of our subsidiaries. Together these shares represent 85% of all the issued and outstanding common stock of ELI and 96% of the voting power attributable thereto. All of our directors and officers are deemed to have an indirect beneficial interest in the 27,571,332 shares of ELI Class A Common Stock and the shares of ELI Class B Common Stock. Except to the extent of such indirect interest, each of the named individuals disclaims beneficial ownership of any of such 27,571,332 shares of Class A Common Stock and the shares of Class B Common Stock. All of our directors and executive officers as a group also own beneficially 469,941 shares of ELI Class A Common Stock (179,941 of which are acquirable within 60 days), which represents less than 1% of ELI Class A Common Stock outstanding as of February 28, 2002, or acquirable within 60 days thereafter.


                             ELECTION OF DIRECTORS


     At the meeting, 11 directors are to be elected to hold office until the next annual meeting and until their successors have been elected and qualified. All of the nominees are currently serving as our directors. Directors will be elected by a majority of the votes of the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote at the meeting. Robert D. Siff, who is currently a director and a member of our Audit and Employee Development Committees, is retiring from the board of directors and such Committees and accordingly is not standing for reelection. It is the intention of the persons named in the enclosed proxy to vote for the election as directors of the nominees specified. In case any of these nominees should become unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice. The information concerning the nominees and their security holdings has been furnished to us by the nominees. Leonard Tow and Claire Tow are husband and wife. There are no other family relationships between any of the nominees.


Norman I. Botwinik      Director Emeritus, Board of Governors,                Director since 1968
                        University of New Haven. Age 85.

Aaron I. Fleischman     Senior Partner of Fleischman and Walsh, L.L.P.,       Director since 1989
                        Washington, DC, law firm specializing in
                        regulatory, corporate-securities, legislative, and
                        litigation matters for telecommunications,
                        regulated utility and transportation companies,
                        since 1976. Director, Southern Union Company.
                        Age 63.

Rudy J. Graf            Vice Chairman of the Board of Directors of            Director since 2000
                        Citizens Communications Company since 2001;
                        President, Chief Operating Officer of Citizens
                        Communications Company, 1999 to present;
                        Director, President and Chief Operating Officer,
                        Centennial Cellular Corp., 1990 to 1999; Director,
                        Electric Lightwave, Inc. Mr. Graf has announced
                        his intention to retire as the President and Chief
                        Operating Officer of Citizens Communications
                        Company effective June 30, 2002, but, if
                        reelected, will remain on the Board of Directors.
                        Age 53.

Stanley Harfenist       President and Chief Executive Officer of Adesso,      Director since 1992
                        Inc., manufacturer of hardware for the Macintosh
                        computer, 1993 through 1999. Director of Electric
                        Lightwave, Inc. Age 70.

Andrew N. Heine         Private investor; Of Counsel, Gordon Altman           Director since 1975
                        Butowsky Weitzen Shalov & Wein,
                        September 1995 to December 1999; practicing
                        attorney/investor, 1989 to present; Director of
                        Orleans Home Builders, Inc., 1994 to present.
                        Age 73.

Scott N. Schneider     Vice Chairman of the Board of Directors of            Director since 2000
                       Citizens Communications Company since 2001;
                       Executive Vice President of Citizens
                       Communications Company and of Electric
                       Lightwave, Inc. since 1999; Director from 1996
                       to October 1999, Chief Financial Officer from
                       1996 to October 1999 and Senior Vice President
                       and Treasurer of Century Communications Corp.
                       from 1991 to October 1999; Director, Chief
                       Financial Officer, Senior Vice President and
                       Treasurer of Centennial Cellular Corp., 1991 to
                       1999; Director, Electric Lightwave, Inc. Effective
                       July 1, 2002, Mr. Schneider will become President
                       and Chief Operating Officer of Citizens
                       Communications Company. Age 44.

John L. Schroeder      Director, Morgan Stanley Dean Witter Funds,           Director since 1980
                       1994 to present. Chartered Financial Analyst.
                       Age 71.

Robert A. Stanger      Chairman, Robert A. Stanger & Company,                Director since 1992
                       investment banking and consulting services, 1978
                       to present; Publisher, The Stanger Report;
                       Director, Callon Petroleum Company, Inc.,
                       exploration and production of oil and natural
                       gas; Director, Electric Lightwave, Inc. Age 62.

Edwin Tornberg         President and Director, Edwin Tornberg &              Director since 1992
                       Company, brokers, management consultants and
                       appraisers serving the communications industry,
                       1957 to present. President and Director, Radio
                       780, Inc. (Washington, DC), 1977 to 2001;
                       President and Director, Radio One Five
                       Hundred, Inc. (Indianapolis, IN), 1959 to present.
                       Chairman and Director, New World Radio Inc.
                       (Washington, DC), 1992 to present; Chairman,
                       Treasurer and Director, Global Radio, LLC.
                       (Philadelphia, PA), 1997 to present; Chairman
                       and Director, Nations Radio LLC (Annapolis,
                       MD) since 1999. Age 76.

Claire L. Tow          President, The Tow Foundation; Senior Vice            Director since 1993
                       President from 1992 and Vice President and
                       Director from 1988 of Century Communications
                       Corp., a cable television company, in each case
                       until October 1999. Age 71.

Leonard Tow     Chairman and Chief Executive Officer, Citizens    Director since 1989
                Communications Company, 1990 to present;
                Chief Financial Officer, 1991 to 1997. Chief
                Executive Officer and Director of Century
                Communications Corp., a cable television
                company, since its organization in 1973 to
                October 1999, and Chairman of the Board from
                1989 to 1999; Director and Chairman of the
                Board, Electric Lightwave, Inc. Director,
                Hungarian Telephone and Cable Corp. Director,
                United States Telephone Association. Age 73.


     Our board of directors recommends that you vote "FOR" the election of all nominees for director.

     The board of directors held seven meetings in 2001. Each director attended at least 75% of the aggregate of these meetings and the total number of meetings held by all committees of the board on which he or she served, as described below under "Committees of the Board."


Committees of the Board

     The board has standing Executive, Audit, Compensation, Employee Development, Nominating, Retirement Plan, and Welfare Benefit Committees.

     Executive Committee. Our Executive Committee is composed of Dr. Tow, as Chairman, and Messrs. Fleischman, Graf, Harfenist, Schneider, and Stanger. The Executive Committee held two meetings in 2001. During intervals between meetings of the board, the Executive Committee has the power and authority of the board over the management of our business affairs and property, except for powers specifically reserved by Delaware law or by our Restated Certificate of Incorporation.

     Audit Committee. Our Audit Committee is composed of four directors and operates under a written charter adopted by the board of directors, a copy of which is included in this proxy statement as Appendix A. The members of the Audit Committee are Mr. Heine, as Chairman, and Messrs. Schroeder, Siff, and Stanger, each of whom is independent, as required by the listing standards of the New York Stock Exchange. The Audit Committee met five times in 2001. Mr. Siff is retiring as director and from this committee effective as of the date of our annual meeting.

     The Audit Committee recommends to the board of directors the selection of our independent accountants. Management is responsible for our internal controls and the financial reporting process. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, for issuing a report thereon, and for reviewing our Quarterly Reports on Form 10-Q. The Audit Committee's responsibility is to review these processes.

     Compensation Committee. The Compensation Committee is composed of Mr. Stanger, as Chairman, and Messrs. Botwinik, Harfenist, and Tornberg. The Compensation Committee met five times in 2001. The Committee reviews our general compensation strategies, acts as the Committee for the Citizens Incentive Plan, the Management Equity Incentive Plan, the Equity Incentive Plan, the Amended and Restated 2000 Equity Incentive Plan, the Employee Stock Purchase Plan, and the Non-Employee Directors' Deferred Fee Equity Plan, and establishes and reviews compensation for our Chief Executive Officer and other executive officers.

     Employee Development Committee. The Employee Development Committee is chaired by Mrs. Tow and Messrs. Harfenist and Siff are its other members. Its function is to foster a high level of cooperation and exchange among members of the management team. The Employee Development Committee met twice in 2001. Mr. Siff is retiring as director and from this committee effective as of the date of our annual meeting.

     Nominating Committee. The Nominating Committee is chaired by Mr. Harfenist, and Messrs. Botwinik and Fleischman are its other members. The Nominating Committee did not meet in 2001. The committee's function is to recommend candidates for election to the board of directors. The Nominating Committee will entertain written suggestions for nominees from stockholders so long as they are addressed to Mr. Harfenist at our address, on or before the date specified under "Stockholder Proposals" and include a description of the qualifications of the suggested nominee and any information that is required by the regulations of the Securities and Exchange Commission concerning the suggested nominee and his or her direct or indirect securities holdings or other interests in us.


     Retirement Plan Committee. The Retirement Plan Committee is composed of Mr. Schroeder, as Chairman, and Messrs. Botwinik and Tornberg. The Retirement Plan Committee oversees our retirement plans. The Committee met two times in 2001.


     Welfare Benefits Committee. The Welfare Benefits Committee is composed of Messrs. Graf and Schneider and Ms. Jean DiSturco, our Vice President, Human Resources. The Welfare Benefits Committee oversees our employee benefit plans. The Committee met four times in 2001.


                             AUDIT COMMITTEE REPORT


     The Audit Committee has met and held discussions with management and our independent accountants and has reviewed and discussed the audited consolidated financial statements with management and our independent accountants.


     The Audit Committee has also discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380).


     Our independent accountants also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and the Audit Committee discussed with our independent accountants that firm's independence.


     Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.


                                                  Submitted by:
                                                  Andrew H. Heine, Chairman
                                                  John L. Schroeder
                                                  Robert D. Siff
                                                  Robert A. Stanger

                            DIRECTORS' COMPENSATION

     As of July 1, 2001, each non-employee director is entitled to receive annual compensation in the form of 5,000 stock units (which are more particularly described below), 20,000 stock options, or an annual retainer of $30,000. In addition, each non-employee director will continue to receive a fee of $2,000, plus reasonable expenses, for each meeting attended in person or by telephone. Committee chairs will be entitled to a $5,000 retainer. A director may elect to have either 50% or 100% of his or her fees, or in the case of committee chairs their annual retainer, payable in cash, shares of our common stock, or stock units. If a director elects payment of his or her fees in shares of our common stock, those shares will be purchased at the average of the high and low prices on the first trading day of the year in which they are earned, subject to adjustment. If a director elects payment of his or her fees in stock units, units will be purchased at 85% of the average of the high and low prices on the first trading day of the year in which they are earned, subject to adjustment. These stock units, which are payable either in cash or in shares of our common stock, as per the director's irrevocable election, will be held by us until the earlier of the director's retirement or death (or earlier in the case of hardship approved by the board of directors) at which time they will be paid to the director in accordance with his or her election. Directors will continue to receive an annual stock option award under the Non-Employee Directors' Deferred Fee Equity Plan, which is currently fixed at 5,000 options.

     At this time, Messrs. Stanger and Harfenist are non-employee directors of both us and ELI. Directors who are also our employees or employees of ELI are not entitled to receive compensation for services rendered as directors. Effective July 1, 2001, each director of ELI who is neither our employee nor an employee of ELI became entitled to receive annual compensation for the year 2001 in the form of 5,000 stock units or 20,000 stock options or an annual retainer of $30,000. The awards of stock units and stock options are made pursuant to ELI's Equity Incentive Plan. In addition, each non-employee director is entitled to receive a fee of $2,000, plus reasonable expenses, for each meeting attended in person or by telephone. Committee chairs are paid an annual retainer of $5,000. All of these fees, or in the case of committee chairs, the annual retainers, are payable in cash, shares of Class A Common Stock of ELI, or stock units representing Class A Common Stock of ELI similar to those stock units representing our common stock for our directors' compensation described above. If a director elects payment of his fees or retainer in stock or stock units, those shares will be purchased at fair market value, and units will be purchased at 85% of the fair market value, subject to adjustment. Each director of ELI who is not our employee or an employee of ELI will also receive an annual grant of options for 7,500 shares of Class A Common Stock of ELI, exercisable at an exercise price per share equal to the market price of the Class A Common Stock on the first trading day of each year.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the board of directors is composed of four independent directors who are responsible for setting and administering compensation, including base salaries, annual incentives and stock-based awards paid or awarded to our executive officers. The Compensation Committee oversees and approves incentive plan, design, costs and administration. This report discusses the Compensation Committee's activities as well as its development and implementation of policies regarding compensation paid to our executive officers for 2001.


                      COMPENSATION OF THE EXECUTIVE GROUP

     This section discusses our 2001 strategy for our compensation programs. The compensation of our Chief Executive Officer is discussed separately in this report.


                             COMPENSATION STRATEGY

o Offer a competitive mix of total compensation relative to the communications industry.

o Ensure plans enable us to attract and retain employees of outstanding ability by having flexibility based on the various labor market demands for critical skill sets.

o Align the compensation plans across the company in order to recognize that achievement of financial goals contribute to the overall success of Citizens.

o Continue to increase performance-based compensation so that rewards to employees have a direct correlation to shareholder value. Continue to transition to more pay at risk for certain levels in the organization by holding base salaries flat and increasing the cash incentive opportunities at certain levels of the organization.

o  Create stock ownership at all levels in the organization.


Base Salary

     The Compensation Committee reviews recommendations and sets the salary levels of executive officers in the spring of each year. This review is based on the duties and responsibilities which we expect each executive to discharge during the current year, the executive's performance during the previous year and the executive's total cash compensation opportunity. We perform external market comparisons relative to industry-specific peers, based on individual job responsibility.


Annual Cash Incentives

     To retain and motivate employees, the Citizens Incentive Plan offers a competitive mix of total cash compensation relative to comparable industry norms. Under the Citizens Incentive Plan, target incentives are assigned for each level based on an analysis of incentive pay practices in the various industries in which we operate. The criteria for payout of awards is financial performance. The financial measures used are revenue and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). The Public Services Sector uses one additional measure, which is safety. Goals are established no later than the first quarter of the year for the full year. The plan criteria may be revised each year to reflect changes in our business strategy.

     On June 29, 2001, we purchased from Global Crossing LTD. 100% of the stock of Frontier Corp.'s ("Frontier") local exchange carrier subsidiaries. The incentive plan for transferred Frontier employees was based on what was in place prior to the sale and is based on performance between July 1, 2001 and December 31, 2001 and on adjusted EBITDA, revenue and service measures.


2001 Annual Cash Incentive Awarded in 2002

     The annual cash incentives approved by the Compensation Committee in March 2002 were based on 2001 performance. The company achieved its financial goals and overall the incentive pools were funded at 88.9% for Citizens employees and 71.4% for the acquired Frontier employees. A total of 2,476 employees received cash incentive awards, representing 100% of the employees eligible to receive an award.


Common Stock Long-Term Incentives

     The purpose of the Equity Incentive Plan is to provide common stock-related compensation to ensure that we can effectively attract, motivate and retain executives and employees in our business sectors. Stock options are awarded only if the adjusted EBITDA target is achieved. All stock options awarded are non-qualified, awarded at fair market value and vest over four years.

     Within the Equity Incentive Plan, there are two separate award programs, the Management Stock Option Plan and the Distinguished Performance Award. The Management Stock Option Plan is designed to grant stock options to executives and other key management employees for their individual contributions toward achievement of financial goals. Target awards are based on the employee's level and are designed to compensate our employees consistent with the long-term incentive compensation of companies in comparable industries.

     The Distinguished Performance Award is designed to recognize and reward key employees below the management level who are considered to have high potential and who have made significant contributions. Recommendations can be made for up to 10% of the eligible population and are at the discretion of the employee's manager.

     In May 2001, the Compensation Committee granted stock option awards to 339 executives/managers under the Management Stock Option Plan. 357 employees received stock option awards under the Distinguished Performance Award representing 10.8% of the eligible employees. Based on the achievement of the prior year's adjusted EBITDA target the pool was funded at 95%.

     The Compensation Committee will consider Equity Incentive Plan Awards for 2001 performance in the spring of 2002.


Other

     The Compensation Committee approves terms of employment offers to new executives and other officers.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     An employment agreement effective as of October 1, 2000, as amended, between Dr. Tow and us establishes his base annual salary and other items included in the "Other Annual Compensation" and "All Other Compensation" columns in the Summary Compensation Table or referred to under the heading "Employment Agreement." The employment agreement referred to in this section is summarized in a later section of the proxy statement under the heading "Employment Agreement."

     In 1999 and 2000, in lieu of Annual Cash Incentives for 1998 and 1999 performance, respectively, the Compensation Committee agreed to grant Dr. Tow 225,000 and 72,727 shares of our common stock, respectively, which will be awarded on January 1 of the year after his retirement. On January 1, 2001, Dr. Tow was granted an option to purchase 250,000 shares of our common stock. The options vest at a rate of 33 1/3% per year beginning on January 1, 2002, with an exercise price of $12.907 per share. The options expire on December 31, 2010. In addition, on June 18, 2001, Dr. Tow was granted an option to purchase 195,000 shares of our common stock. The options vest at a rate of 25% per year beginning on June 18, 2002, with an exercise price of $12.37 per share. The options expire on June 17, 2011. Also on June 18, 2001, Dr. Tow was granted phantom stock units for 100,000 shares of our common stock. These phantom stock units will settle the day after Dr. Tow's retirement and, upon settlement, Dr. Tow will receive 100,000 shares of our common stock. The Compensation Committee in 2000 also agreed to grant Dr. Tow 1,518,750 shares of our common stock, which will be awarded on January 1 of the year after his retirement. Such award was in recognition of Dr. Tow's investment foresight that enabled us to realize significant gains on our investments in certain cable television and cellular telephone companies.

     The Compensation Committee will consider awards under the Amended and Restated 2000 Equity Incentive Plan for 2001 performance in the spring of 2002.

     In reviewing Dr. Tow's incentive compensation for 2001, the Compensation Committee will also consider the implementation of our long-term objectives, as established by the board of directors. Principal among these is the mandate to expand and enlarge the scope and size of our communications activities through acquisitions, viewed by the board as vital to our success.


Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the company's chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer). Section 162(m) provides that qualifying performance-based compensation will not be subject to the tax deduction limit if certain requirements are met. While our incentive compensation programs are designed to facilitate compliance with Section 162(m), and in most cases the Compensation Committee intends to maximize the corporate tax deduction, the Committee believes that the Company must attract and retain qualified executives to manage the Company and that in some instances, the Compensation Committee may need the flexibility to offer compensation that exceeds the Section 162(m) threshold for deductibility. Total compensation paid to Dr. Tow in 2001, and total compensation scheduled to be paid to Dr. Tow in 2002, may cause the Section 162(m) limitation to be exceeded for those years. In addition, if Dr. Tow's employment terminates prior to the end of the term of employment, payments required to be made to him are expected to exceed $1 million but, depending on the year of payment and depending on deferral arrangements, may not be subject to the limitation on tax deductibility.


Employment Agreement

     We and Dr. Tow entered into a new employment agreement, dated as of October 1, 2000, which was subsequently amended, as of that date, by letter agreement. The 2000 agreement replaces the then effective 1996 employment agreement and provides for Dr. Tow to continue to serve as our Chairman and Chief Executive Officer through the end of 2005 and as an advisor-consultant for an additional five-year period thereafter. Dr. Tow will be paid an annual base salary of $900,000 through 2005, which is the same base salary provided under the 1996 agreement. After 2005, he will receive compensation of $500,000 per year for advisory services. While he is performing these services, Dr. Tow is restricted from engaging in competition that is materially detrimental to us. He is, however, permitted to serve as a director or a non-working partner, officer, or stockholder of other businesses. The 2000 agreement also provides for Dr. Tow to receive additional risk-based compensation, as described below. During their lifetimes, Dr. Tow and his wife will continue to participate in our health and other benefit plans. After his retirement from full-time employment, we will provide Dr. Tow with offices and support staff.

     The 1996 agreement included a grant of 500,000 restricted performance shares of common stock (which increased to 559,974 shares due to stock dividends). In consideration of Dr. Tow entering into the 2000 agreement, we increased these restricted shares by 250,000, to 809,974, and we granted him 750,000 additional restricted shares. Restrictions on transfer will lapse on January 1, 2006, or upon death, earlier termination of employment, or certain corporate events. The restricted shares are subject to reduction under certain circumstances in accordance with a formula based on our EBITDA, as adjusted in accordance with the definition of EBITDA in the 2000 agreement, and to further proportionate reductions as set forth below. We also granted to Dr. Tow options to purchase 2.5 million shares of common stock. These options vest at the rate of 250,000 shares per year beginning on December 31, 2000, which vesting would accelerate upon early termination of the combined employment and advisory term for any reason other than good cause. The exercise price for the first 500,000 options was set at the fair market value of the Company's shares on October 1, 2000. The exercise price for each additional increment of 500,000 options is $2.00 above the exercise price of the immediately preceding increment. The options have a 10-year term.

     To compensate for tax code limitations on the amount that Dr. Tow can be paid under the company's pension plan, the 2000 agreement provides for $15 million in additional life insurance coverage through a second-to-die, split-dollar arrangement with a trust created by Dr. Tow as beneficiary; and a single life insurance arrangement on Dr. Tow's life, with a face amount of $5.75 million, with death benefits to be paid in part to us and in part to the trust; provided, that the aggregate payable to the trust under all applicable policies may not exceed $15 million. The insurance coverage provided in the 2000 agreement is in addition to a $7.5 million second-to-die policy that was part of the 1996 agreement and that continues in effect. All of the insurance arrangements purchased by us have been structured so that all premiums paid by us in providing such benefits should be recovered from insurance proceeds.

     All payments due to Dr. Tow under his employment agreement will accelerate in the event we merge, consolidate with, or transfer all or substantially all of our assets or stock to another entity whose net worth, immediately preceding such transaction, is less than ours. Additionally, Dr. Tow may terminate the agreement in the event of a merger in which we are not the surviving company or in the event of a consolidation or transfer of all or substantially all of our assets or stock. If an actual change of control, as defined in the 2000 agreement, occurs that includes, among other events, (1) the acquisition by a person or group of 15% or more of our voting securities and (2) certain changes in the board of directors, then Dr. Tow will thereafter have the option to acquire, after notice to the company, up to 10 million shares of the company's common stock at a price per share equal to the fair market value of the stock on the date notice is given.

     All shares covered by the 2000 agreement will be adjusted to reflect the occurrence, after October 1, 2000, of stock dividends, stock splits, new issuances to holders of common stock or options, warrants, rights to acquire additional shares, or similar events.

     If Dr. Tow's employment is terminated for good cause, as defined in the 2000 agreement, he will be entitled to receive his base salary through termination. In addition, he will be entitled to exercise all vested options; the restrictions on a portion of his restricted shares, which will be determined based on duration of his employment through termination and the adjusted EBITDA test, would lapse; and his split-dollar life insurance benefits would continue, subject to certain reductions. If Dr. Tow's employment terminates for any reason other than good cause, he would be entitled to receive his base salary for the remainder of the five-year term plus a bonus based on his average annual bonus prior to termination; all of his unvested options would immediately vest; and all restrictions on his restricted shares would lapse. If we elect to eliminate the advisory services for any reason other than good cause, we will be required to: (1) provide life insurance coverage of $7 million, through a split-dollar arrangement, payable to Dr. Tow's estate, his family, or a trust for their benefit or (2) pay Dr. Tow the sum of $3.2 million less the sum of all advisory payments made to him through termination.


     In the event that Dr. Tow's entitlements under the 2000 agreement are deemed to constitute excess parachute payments for tax purposes, we will pay him any tax obligation.


     As of May 30, 2001, we entered into additional agreements with Dr. Tow in which: (1) he relinquished his fully-vested interest in $6.516 million on account in the Citizens Incentive Program; (2) a second-to-die split-dollar life insurance arrangement was created with a face amount of $15 million and with Dr. Tow and his wife as the insured, and with a trust created by Dr. Tow as the owner of the policies; and (3) a single life insurance arrangement was created on Dr. Tow's life, with a face amount of $5.75 million, with death benefits to be paid in part to us and in part to the trust; provided, that the aggregate amount payable to the trust under all applicable policies may not exceed $15 million. In all material respects, these insurance arrangements are similar to the split-dollar insurance arrangements provided in the 2000 agreement. As in the 2000 agreement, the insurance arrangements have been structured so that all premiums paid by us in providing the benefits should be recovered from insurance proceeds.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth, for services rendered to us and our subsidiaries for each of the fiscal years ended December 31, 2001, 2000 and 1999, the compensation awarded to, earned by or paid to (i) our Chief Executive Officer; and (ii) the four other most highly compensated executive officers for 2001 who were serving as our executive officers on December 31, 2001.




                                            Annual Compensation                      Long-term Compensation
                                --------------------------------------------  ------------------------------------
                                                                                              Awards      Payouts
                                                                                           ------------ ----------
                                                                                            Securities
                                                                                            Underlying   Long-term
                                                                   Other       Restricted    Options/    Incentive
                                                                  Annual          Stock        SARs        Plan        All Other
Name and Current Position        Year     Salary    Bonus(1)   Compensation      Awards       (#)(2)      Payouts     Compensation
------------------------------- ------ ----------- ---------- --------------  ------------ ------------ ---------- -----------------
Leonard Tow ................... 2001    $900,000    $      0        0               (3)       445,000         0      $649,908(4)(5)
 Chief Executive Officer        2000     900,000           0        0               (3)     2,500,000         0       485,501(6)(7)
 and Chairman                   1999     900,000           0        0               (3)       350,000         0       162,631(8)

Rudy J. Graf .................. 2001    $500,000    $437,500        0                          95,000         0      $  5,100(4)
 Vice Chairman, President       2000     500,000     475,000        0                         100,000         0        11,539(6)
 and Chief Operating Officer    1999     150,000     600,000        0               (9)       250,000         0             0

Scott N. Schneider ............ 2001    $400,000    $350,000        0                          95,000         0      $      0
 Vice Chairman and              2000     300,000     285,000        0                         100,000         0             0
 ExecutiveVice President        1999      50,000     300,000        0              (10)       250,000         0             0

John H. Casey, III ............ 2001    $250,000    $218,800        0                          50,000         0      $      0
 Vice President and             2000     236,538     237,500        0                         112,500         0             0
 President and Chief            1999      26,923     210,000        0              (11)        50,000         0             0
 Operating Officer of the
 ILEC Division

Robert Braden ................. 2001    $246,968    $250,000        0                         100,000         0      $  7,492(4)
 Vice President, Chief          2000     194,231     200,000        0                          75,000         0         3,938(13)
 Executive Officer of the       1999      29,167     100,000        0              (12)        50,000         0             0
 Electric Lightwave Sector
 and Executive Vice
 President, ILEC Division,
 ELI employee from
 January 10 to December 31,
 2001

----------
(1) All amounts in the column, unless otherwise indicated, were paid under the Citizens Incentive Plan. Amounts granted are for performance for the stated Salary Year, but are determined and awarded in the subsequent year.

(2) Number of shares underlying options adjusted to reflect subsequent stock dividends. All awards shown are options; we have not awarded any SARs.

(3) On May 1, 2001, Dr. Tow was granted, pursuant to his 2000 employment agreement, 250,000 and 750,000 performance shares of common stock. See "Compensation of the Chief Executive Officer." The restricted shares are subject to partial reduction under certain circumstances in accordance with a formula based on our adjusted EBITDA and to further proportionate reductions in certain circumstances. As of February 28, 2002, the total number of performance shares held by Dr. Tow was 1,559,974 with a market value of $14,211,363. On June 18, 2001, Dr. Tow was granted phantom stock units for 100,000 shares of our common stock. These phantom stock units will settle the day after Dr. Tow's retirement and, upon settlement, Dr. Tow will receive 100,000 shares of our common stock. In addition, in 1999 and 2000, in lieu of Annual Cash Incentives for his 1998 and 1999 performance, respectively, the Compensation Committee agreed to grant Dr. Tow 225,000 and 72,727 shares of our common stock, respectively, which will be awarded on January 1 of the year after his retirement. The Compensation Committee in 2000 also agreed to grant Dr. Tow 1,518,750 shares of our common stock, which will be awarded on January 1 of the year after his retirement. Such award was in recognition of Dr. Tow's investment foresight that enabled us to realize significant gains on our investments in certain cable television and cellular telephone companies. As of February 28, 2002, the total number of shares to be awarded to Dr. Tow after his retirement was 1,916,477 with a market value of $17,459,105.

(4) Represents our matching contribution to the named executive officer's 401(k) plan ($5,100 for each executive officer so noted) and also includes the matching contribution to our Executive Deferred Savings Plan of $23,042 and $2,392 for Dr. Tow and Mr. Braden, respectively. Also included is $224,634, which represents the 2001 economic benefit of split-dollar life insurance for Dr. Tow. We used the premium ratio method to calculate the economic benefit of split-dollar life insurance for 2001.

(5) Includes $258,489, which represents the pre-tax cost to us under Dr. Tow's employment agreement of the term portion of split-dollar insurance arrangements, and $82,507, which represents a financial services payment to Dr. Tow. Includes $56,136, which represents the imputed benefit of Dr. Tow's use of the Citizens aircraft in 2001.

(6) Represents our matching contribution to the named executive officer's 401(k) plan ($5,100 for each executive officer so noted) and also includes the matching contribution to our Executive Deferred Savings Plan of $23,145, and $6,439 for Dr. Tow, and Mr. Graf, respectively. Also included is the 2000 economic benefit of split-dollar life insurance for Dr. Tow of $155,093. We used the premium ratio method to calculate the economic benefit of split-dollar life insurance for 2000.

(7) Includes $226,050, which represents the pre-tax cost to us under Dr. Tow's employment agreement of the term portion of split-dollar insurance arrangements. Includes $76,113 which represents a financial services payment to Dr. Tow.

(8) Represents our matching contribution to the named executive officer's 401(k) plan ($4,800 for each executive officer so noted) and for Dr. Tow also represents the matching contribution to our Executive Deferred Savings Plan of $22,200. Additionally, $135,631 represents the 1999 economic benefit of split-dollar life insurance for Dr. Tow. We used the premium ratio method to calculate the economic benefit of split-dollar life insurance for 1999.

(9) On September 9, 1999, Mr. Graf was granted 300,000 restricted shares, which vest in three equal annual installments beginning on September 9, 2000. As of February 28, 2002, the total number of restricted shares held by Mr. Graf was 100,000 shares with a market value of $911,000. Recipients of restricted shares have the right to vote and receive dividends, if paid, on such shares.

(10) On November 1, 1999, Mr. Schneider was granted 100,000 restricted shares, which vest in three equal annual installments beginning on November 1, 2000. As of February 28, 2002, the total number of restricted shares held by Mr. Schneider was 33,333 shares with a market value of $303,664. Recipients of restricted shares have the right to vote and receive dividends, if paid, on such shares.

(11) On November 1, 1999, Mr. Casey was granted 200,000 restricted shares, which vest in three equal annual installments beginning on November 1, 2000. As of February 28, 2002, the total number of restricted shares held by Mr. Casey was 66,666 shares with a market value of $607,327. Recipients of restricted shares have the right to vote and receive dividends, if paid, on such shares.

(12) On November 1, 1999, Mr. Braden was granted 40,000 restricted shares which vest in three equal annual installments beginning on November 1, 2000. As of February 28, 2002, the total number of restricted shares held by Mr. Braden was 13,333 shares with a market value of $121,464. Recipients of restricted shares have the right to vote and receive dividends, if paid, on such shares.

(13)  Represents our matching contribution to Mr. Braden's 401(k) plan.

                              2001 OPTION GRANTS

     The following table sets forth certain information concerning all options to purchase our common stock granted to named executive officers in 2001. No stock appreciation rights were granted in 2001. Option totals are as of the grant date.

                                  Number of        % of Total
                                  Securities      Options/SARs      Exercise
                                  Underlying       Granted to        or Base                          Grant Date
                                 Options/SARs       Employees         Price         Expiration         Present
Name                            Granted(#)(1)      Fiscal Year       ($/Sh)            Date           Value $(2)
----                           ---------------   --------------   ------------   ----------------   -------------
Leonard Tow ................       445,000(3)          11.4%             (3)               (3)       $2,426,500
Rudy J. Graf ...............        95,000(4)           2.4%         13.71           5/16/11            576,650
Scott N. Schneider .........        95,000(4)           2.4%         13.71           5/16/11            576,650
John H. Casey, III .........        50,000(4)           1.3%         13.71           5/16/11            303,500
Robert Braden ..............       100,000(5)           2.6%             (5)               (5)          605,500

----------
(1) With the exception of the January 1, 2001 grant of 250,000 options to Leonard Tow, which become exercisable at the rate of 331/3% per year, all options become exercisable at the rate of 25% per year, on the anniversary of their date of grant in 2002, 2003, 2004, and 2005.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized, if any, by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility, and future dividend yield. The pricing model assumes a dividend yield of 0.00%, a riskless rate of return of 4.865% for the options granted on January 1, 2001, 4.960% for the options granted on January 10, 2001, 5.14% for the options granted on May 17, 2001, and 4.915% for the options granted on June 18, 2001, a six-year term to exercise, and volatility of 0.35942.

(3) Represents two separate grants on January 1 and June 18, 2001, respectively, of options exercisable for 250,000 and 195,000 shares, respectively, with the exercise prices of $12.91 and $12.37, expiring on December 31, 2010, and June 17, 2011, respectively. On June 18, 2001, Dr. Tow was granted phantom stock units for 100,000 shares of our common stock. These phantom stock units will settle the day after Dr. Tow's retirement and, upon settlement, Dr. Tow will receive 100,000 shares of our common stock.

(4)   These options were granted on May 17, 2001.

(5) Represents two separate grants on January 10, 2001, and May 17, 2001, respectively, of options exercisable for 50,000 shares with the exercise prices of $13.75 and $13.71, respectively, expiring on January 9, 2011, and May 16, 2011, respectively.


                 AGGREGATED 2001 OPTION EXERCISES AND VALUE OF
                    OUTSTANDING OPTIONS AT DECEMBER 31, 2001

     The following table sets forth certain information concerning options exercised by the named executive officers during 2001 and the number and value of options held by them at December 31, 2001. There were no outstanding stock appreciation rights at December 31, 2001.

                                  Shares
                                 Acquired                        Number of Unexercised             Value of Unexercised
                                    On                              Options/SARs at            In-the-money-Options/SARs at
                                Exercise(#)                       Fiscal Year End(#)                Fiscal Year End($)
                                  Common         Value      -------------------------------   ------------------------------
Name                               Stock        Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
----                           ------------   -----------   -------------   ---------------   -------------   --------------
Leonard Tow ................     258,926       $632,297       2,323,954        2,561,666       $1,179,715        $343,581
Rudy J. Graf ...............           0              0         200,000          245,000                0               0
Scott N. Schneider .........           0              0         199,999          245,000                0               0
John H. Casey, III .........           0              0          54,167          108,332                0               0
Robert Braden ..............           0              0          58,334          166,666                0               0

     All quantities and amounts are as of December 31, 2001, and reflect adjustment for stock splits and stock dividends paid subsequent to the date of grant. The fair market value of the common stock on December 31, 2001 was $10.665 per share. Dollar amounts shown under all columns other than "Value Realized" have not been, and may never be, realized. The underlying options have not been, and may never be, exercised, and actual gains, if any, on exercise will depend on the value of our stock on the date of exercise.


                 CITIZENS COMMUNICATIONS COMPANY PENSION PLAN

     We have a noncontributory qualified retirement plan covering substantially all employees that provides benefits based on formulas related to base salary and years of service. Benefits shown are not subject to reduction for Social Security payments. The following table illustrates the estimated annual plan pension benefits (ten year certain for those who became participants prior to 1976) available to all covered employees (other than Kauai Electric Division employees, acquired Frontier Communications employees and certain telecommunications bargaining unit employees covered by separate benefit formulas) upon a participant's retirement at age 65 with a spouse age 62 or older. The table also assumes a preretirement death election of 100% joint and survivorship benefits. The remuneration classifications are based on the highest five-year average annual salary and the years of service represent years of credited service. Under federal tax law, remuneration above a specified annual limit may not be credited in the computation of retirement benefits under qualified plans. For 2001, this limit was $170,000. For this reason, remuneration above $170,000 has not been included in the table below.


                              Pension Plan Table

Remuneration (in thousands)                      Years of Service
---------------------------     ---------------------------------------------------
                                   5       10       15       20       25       30
                                ------   ------   ------   ------   ------   ------
     $170 ...................    $13      $26      $39      $52      $65      $78

     The number of full years of credited service for individuals participating in the plan and listed in the Summary Compensation Table are ten for Dr. Tow, one for Mr. Graf, one for Mr. Schneider, and one for Mr. Casey.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Mr. Stanger, as Chairman, and Messrs. Botwinik, Harfenist, and Tornberg. None of our executive officers served as: (i) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

                         STOCK PRICE PERFORMANCE GRAPH


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

    AMONG CITIZENS COMMUNICATIONS COMPANY, THE DOW JONES INDUSTRIALS INDEX,
               THE S & P 500 INDEX, THE DOW JONES UTILITIES INDEX
                         AND THE S & P TELEPHONE INDEX


                                                      Cumulative Total Return
                                 -----------------------------------------------------------------------
                                    12/96       12/97        12/98       12/99        12/00       12/01
CITIZENS COMMUNICATIONS COMPANY    100.00       91.10        78.02      138.37       128.00      103.96
DOW JONES INDUSTRIAL AVERAGE       100.00      124.87       147.51      187.65       178.55      168.84
S & P 500                          100.00      133.36       171.47      207.56       188.66      166.24
DOW JONES UTILITIES AVERAGE        100.00      123.00       146.22      137.41       207.17      152.75
S & P TELEPHONE                    100.00      139.64       205.14      216.85       194.09      161.24

*$100 invested on 12/31/96 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright (Copyright) 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm



     The graph above compares our common stock performance with the performance of the Dow Jones Industrials Index, the S&P 500 Index, the Dow Jones Utilities Index and the S&P Telephone Index by valuing the annual changes in common stock prices from December 31, 1996, through December 31, 2001, as required by Securities and Exchange Commission rules. The chart above assumes, in each case, an initial investment of $100 on December 31, 1996, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, officers, and persons holding more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership, reports of changes in ownership, and annual reports of ownership of common stock and other equity securities. Such directors, officers, and 10% stockholders are also required to furnish us with copies of all such filed reports.

     Based solely upon a review of the copies of such reports furnished to us, or representations that no reports were required, we believe that with the exception of an amended Form 4 filed by Dr. Tow on July 17, 2001, a Form 4 filed by Steven Ward on March 9, 2001, and two Forms 4 filed by Norman Botwinik on December 6, 2001, all of our directors, officers and 10% shareholders timely filed all required reports under Section 16(a) in 2001. The amended Form 4 filed by Dr. Tow reflected five transactions. Each of the Form 4s filed by Steven Ward and Norman Botwinik reflected one transaction.


                              AGREEMENTS WITH ELI


General

     We own, through our wholly-owned subsidiary CU CapitalCorp., 100% of the outstanding Class B Common Stock of Electric Lightwave, Inc. ("ELI") and 27,571,332 shares of Class A Common Stock of ELI. CU CapitalCorp. acquired the shares of Class A Common Stock in the open market through brokerage transactions in the ordinary course of business, solely as an investment and to ensure that we maintain a sufficient economic interest in ELI to permit the continued filing of consolidated tax returns. On June 29, 2001, ELI filed an application for listing Class A Common Stock on the Nasdaq SmallCap Market because it no longer met the criteria for inclusion on the Nasdaq National Market System. As a part of that application process, on August 24, 2001, we converted 25,283,688 shares of ELI's Class B Common Stock that we owned into the same number of shares of Class A Common Stock. Leonard Tow, our Chairman of the Board and Chief Executive Officer, is the Chairman of the Board of ELI. Scott N. Schneider, our Executive Vice President and Vice Chairman of our board of directors, is Executive Vice President and a director of ELI. Donald B. Armour, our Vice President, Finance and Treasurer, is Vice President, Finance and Treasurer of ELI. Robert Braden, our Vice President, Chief Executive Officer of the Electric Lightwave Sector, and Executive Vice President of the ILEC Division, is also Chief Executive Officer and a director of ELI. Jerry Elliott, our Vice President and Chief Financial Officer, is also Vice President and Chief Financial Officer of ELI. Robert J. Larson, our Vice President and Chief Accounting Officer, is also Vice President and Chief Accounting Officer of ELI. Daniel J. McCarthy, our Vice President and President and Chief Operating Officer of the Electric Lightwave Sector, is also President and Chief Operating Officer of ELI. L. Russell Mitten, our Vice President, General Counsel and Secretary, is also the Secretary of ELI. Rudy J. Graf, our President, Chief Operating Officer and Vice Chairman of our board of directors, is also a director of ELI. Stanley Harfenist and Robert Stanger, our directors, are also directors of ELI.

     Our relationship with ELI is governed by agreements entered into with ELI in connection with its initial public offering and certain other agreements, the material terms of which are described below.


Administrative Services Agreement

     The Administrative Services Agreement provides for us to render certain financial management services, information services, legal and contract services, human resources services, and corporate planning services to ELI. Under the terms of the Administrative Services Agreement, all of the services rendered by us are subject to the oversight, supervision, and approval of ELI, acting through its board of directors.

     The administrative costs payable by ELI to us pursuant to the Administrative Services Agreement are not expected to exceed the fees that would be paid if such services were to be provided by an independent third party.

     The Administrative Services Agreement will terminate on December 31, 2005, unless earlier terminated by us or by ELI. The Administrative Services Agreement will be renewed automatically for additional terms of two years unless either party gives at least six months written notice before a scheduled termination date. The Administrative Services Agreement can be terminated upon a material breach and will be terminated upon a change of control of ELI. Pursuant to the Administrative Services Agreement, $7,985,000 in fees were payable to us for 2001 by ELI, excluding reimbursements for costs.

Tax Sharing Agreement

     As ELI is included in our consolidated income tax group, ELI's federal income tax liability is included in the consolidated federal income tax liability of us and our subsidiaries. ELI is also included with some subsidiaries in combined, consolidated, or unitary income tax groups for state and local tax purposes. We and ELI are parties to a federal, state, and local Tax Sharing Agreement. Pursuant to the Tax Sharing Agreement, we and ELI make payments between us such that, with respect to any period, the amount of taxes to be paid by ELI, subject to certain adjustments, will generally be determined as though ELI were to file separate federal, state and local income or franchise tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of our tax liability arising from an audit or otherwise). ELI is responsible for any tax liability due any foreign jurisdiction arising from its business activities. The Tax Sharing Agreement will remain in effect so long as any taxing jurisdiction requires the filing of a combined tax return by both ELI and us.

     We have sole and exclusive responsibility for (i) preparing any tax returns (including amended returns or claims for refund) of ELI; (ii) representing ELI with respect to any tax audit or tax contest; (iii) engaging outside counsel and accountants with respect to tax matters regarding ELI; and
(iv) performing such other acts and duties with respect to ELI's tax returns as we determine is appropriate. The amounts that ELI will pay under the Administrative Services Agreement will encompass reimbursement to us for all direct and indirect costs and expenses incurred with respect to ELI's share of the overall costs and expenses incurred by us with respect to tax related services.

     Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between us and ELI, during the period in which ELI is included in our consolidated group, ELI could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of our consolidated group.


Indemnification Agreement

     We and ELI are parties to an Indemnification Agreement. The
Indemnification Agreement provides that ELI will indemnify us for any liabilities incurred by us under any guarantees of ELI's obligations or liabilities of ELI and that ELI will pay us for our direct costs, if any, of maintaining such guarantees.


Registration Rights Agreement

     We and ELI are parties to a Registration Rights Agreement. The Registration Rights Agreement provides that, upon our request, ELI, at its expense, will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of common stock (and any other securities issued in respect of or in exchange therefor) held by us for sale in accordance with ELI's intended method of disposition thereof and will take such other actions necessary to permit the sale thereof in other jurisdictions, subject to certain specified limitations. We will also have the right, at our expense, to include the shares of common stock held by us in certain other registrations of common equity securities of ELI initiated by ELI on its own behalf or on behalf of its other shareholders.


Customers and Service Agreement

     We and ELI are parties to a Customers and Service Agreement. The Customers and Service Agreement contains provisions prohibiting ELI from competing with us for customers in our existing service areas and in certain new lower density territories that we were or will be first to enter after ELI's initial public offering. We have agreed that we will not compete with ELI in the service territories where we provided services prior to ELI's initial public offering and in certain new higher density territories where ELI was or will be first to provide services after ELI's initial public offering. Neither we nor ELI may solicit an existing wholesale customer of the other company for services that such customer is currently receiving under contract from the other company. The relevant provisions were intended to permit ELI to continue all activities that it engaged in prior to its initial public offering and to expand into related markets. The Customers and Service Agreement will remain in effect until we cease to own a majority of the voting interest of the capital stock of ELI or our designees cease to constitute a majority of ELI's directors.


Citizens' Guarantees of ELI's Obligations

     Lease. In June 1995, ELI entered into agreements to lease certain equipment to be constructed for ELI. The lessor has agreed to commit up to a maximum of $110,000,000 of the cost of purchasing and installing the equipment. In January 2002, ELI exercised its option to purchase the facilities at the end of the lease term. Payments under the lease depend on current interest rates. Assuming continuation of current interest rates, payments would approximate $872,000 from January 1, 2002 through April 30, 2002 and a final payment of approximately $110,000,000 in April 2002. We have guaranteed all obligations of ELI under the Lease and ELI is required to pay us a guarantee fee of 3.25% per year of the amount of the lessor's investment in the leased assets. At December 31, 2001, $110,000,000 was outstanding on the lease.

     Credit Facility. On November 2, 1997, ELI entered into a five-year, $400 million revolving credit facility with Citibank, as agent for a group of lending banks. We have agreed to guarantee all debt obligations under the credit facility. The credit facility requires that we maintain a minimum net worth of at least $1 billion and continue to own at least 51% of the outstanding common stock of ELI. ELI has agreed to pay us a guarantee fee at a rate of 3.25% per year based on the average balance outstanding. At December 31, 2001, ELI had outstanding loans payable to Citibank in the amount of $400 million.

     ELI Senior Unsecured Notes. In April 1999, ELI completed an offering of $325 million of five-year senior unsecured notes. The notes have an annual interest rate of 6.05% and will mature on May 15, 2004. We have guaranteed the payment of principal, any premium, and interest on the notes when due. ELI has agreed to pay us a guarantee fee at a rate of 4.0% per year based on the average outstanding balance. At December 31, 2001, ELI had $325 million of these notes outstanding.

     For 2001, the amount payable to us by ELI was $29.6 million in fees for guarantees to ELI under the lease, the revolving credit facility and the senior unsecured notes.

     License Agreement Guaranty. ELI has entered into a license agreement with the Bonneville Power Administration whereby ELI will obtain a license to use fiber optic cable on Bonneville's transmission system. On May 15, 2000, we entered into a guaranty agreement with Bonneville under which we guarantee the payment of the license fee, annual maintenance fee and any liquidated damages provided for in the license agreement.


Refinancing of Obligations

     We and ELI have agreed that, if we intend to reduce our economic interest in ELI to less than 51%, we will be entitled to request ELI to refinance its obligations under the lease and the credit facility and ELI will be obligated to use its best efforts to do so. This refinancing would occur when we reduce our economic interest in ELI to less than 51%.


Telecommunications Services

     Citizens Communications has transactions in the normal course of business with ELI. Our communications sector is an Incumbent Local Exchange Carrier ("ILEC") in certain markets in which ELI provides services. In order to provide services in those markets, ELI purchases access from our communications sector. ELI is charged the full-tariffed rate for those services, which was $1,193,000 in 2001, representing usage-based charges for the services provided. Our communications sector purchases certain services from ELI at prevailing market rates. In 2001, ELI recognized revenue in the amount of $2,924,000 for these related party transactions.


Network Capacity Lease

     In 1996, ELI entered into an agreement to lease rights to fiber optic lines on ELI's network to us over 10 years for a monthly fee of $30,000.

     In 1999, ELI entered into an agreement to lease certain capacity on its network to us over 20 years. Performance under this agreement began when services were activated during 2000. We paid ELI $6.5 million under this agreement in 1999.


Intercompany Agreement

     We, along with ELI, desire to provide compensation incentives for certain employees of ELI for high levels of performance and productivity. Therefore, we entered into an Intercompany Agreement dated as of September 11, 2000 with ELI whereby we granted to certain employees of ELI an aggregate of 205,000 shares of our common stock in the form of restricted stock awards pursuant to the Citizens Communications Company Equity Incentive Plan. In consideration for our restricted stock awards, ELI has agreed to grant us 263,425 shares of restricted ELI Class B Common Stock. The 263,425 shares of restricted ELI Class B Common Stock had on September 11, 2000, a fair market value equivalent to the fair market value of our restricted stock awards. The restrictions on a proportionate number of ELI Class B Common Stock will lapse with the lapse of restrictions on our stock. Our Compensation Committee and the Compensation Committee of ELI have approved the Intercompany Agreement.


Intercompany Revolving Credit Agreement

     On October 30, 2000, we entered into a revolving credit facility with ELI for $450 million with an interest rate of 15% and a final maturity of October 30, 2005. Funds of $350 million for general corporate purposes are available to be drawn by ELI until December 31, 2002. The remaining balance may be drawn by ELI to pay interest expense due under the facility. At December 31, 2001, the outstanding balance under this facility was $194.5 million.


Other

     In the future, additional transactions may occur and agreements may be reached between us and ELI in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties or other corporate opportunities, potential competitive business activities, payment of dividends, incurrence of indebtedness, guarantees, tax matters, financial commitments, marketing functions, indemnity arrangements, registration rights, administrative and services arrangements, and issuances or sales of capital stock of ELI.


             CERTAIN OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

     Fleischman and Walsh, LLP, of which Aaron Fleischman (a director) is Senior Partner, performed legal services for us for which it was paid approximately $3.3 million in 2001. We propose to retain Fleischman and Walsh during the current year.

     Mr. Livingston E. Ross, our Vice President, Reporting and Audit, is currently indebted to us in the amount of $157,500, which was the largest amount outstanding in 2001. The rate of interest of such indebtedness is 5%.

     Mr. Kenneth L. Cohen, our Vice President and President and Chief Operating Officer of the Public Services Sector, is currently indebted to us in the amount of $113,597. The largest amount outstanding in 2001 was $170,000. The rate of interest of such indebtedness is 5%.

     Mr. Daniel J. McCarthy, our Vice President and President and Chief Operating Officer of the Electric Lightwave Sector, is currently indebted to us in the amount of $56,139. The largest amount outstanding in 2001 was $150,000. The rate of interest of such indebtedness is 5%.

                        INDEPENDENT PUBLIC ACCOUNTANTS

Audit and Other Fees

     The aggregate fees paid to KPMG LLP, our independent public accountants, for professional services rendered for the audit of our annual consolidated financial statements for 2001 and for the reviews of our quarterly financial statements included in our Forms 10-Q for 2001 were approximately $2,750,000 (including fees for the stand-alone audit of the annual financial statements and reviews of the quarterly financial statements of Electric Lightwave, Inc., the company's publicly traded consolidated subsidiary and fees in connection with the Frontier companies). All other fees paid to KPMG LLP were approximately $1,206,000, which fees included audit-related services of $1,043,000 and non-audit-related services of $163,000. Audit-related services generally included fees for review of registration statements, issuances of consents and letters to underwriters, subsidiary and regulatory audits, business acquisitions, accounting consultations, and audits of employee benefit plans. Non-audit-related services included fees for tax services.

     KPMG LLP has served as our independent public accountants for many years.

Approval

     Our appointment of KPMG LLP to be our independent public accountants for 2002 will be presented for approval at the annual meeting.

     Our board of directors recommends a vote "FOR" the approval of our appointment of KPMG LLP as our independent public accountants for 2002.

General

     Our Audit Committee has considered whether the provision of KPMG LLP's services other than for the annual audit and quarterly reviews is compatible with KPMG LLP's independence and has concluded that it is.

     One or more representatives of KPMG LLP will be present at our annual meeting of stockholders. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     Our management does not know of matters other than the foregoing that will be presented for consideration at the meeting

                             STOCKHOLDER PROPOSALS

     For proposals, if any, to be considered for inclusion in the proxy materials for the 2003 annual meeting, they must be received by November 22, 2002. Under our bylaws, if any stockholder intends to propose at the annual meeting a nominee for director or the adoption or approval of any other matter by the stockholders, other than matters included in the proxy statement in accordance with the foregoing sentence, the proponent must give written notice to us not earlier than January 1, 2003, nor later than February 15, 2003.

     The entire cost of soliciting management proxies will be borne by us. Proxies will be solicited by mail and may be solicited personally by our directors, officers or regular employees, who will not be compensated for these services. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $6,000, plus distribution costs and other expenses.

                                              By Order of the Board of Directors


                                              /s/ L. Russell Mitten
                                              ----------------------------------
                                              L. Russell Mitten
                                              Secretary

                                                                     Appendix A


                        CITIZENS COMMUNICATIONS COMPANY


                            Audit Committee Charter


Status

     The Audit Committee is a committee of the Board of Directors.


Membership

     The Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent. Each member shall have the ability to read and understand the Company's basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Committee shall, in the judgment of the Board of Directors, have accounting or financial management expertise. Independence and financial ability is to be determined by the Board of Directors in its business judgment.


Powers and Responsibilities

1. Receive from the outside auditors on a periodic basis, as required by Independence Standards, a written report delineating all relationships between the auditors and the Company and discuss with the outside auditors any disclosed relationships or services that may impact their objectivity and independence, and recommend that the Board of Directors take necessary action in response to this report to satisfy the Board of the outside auditors' independence. The Audit Committee is to be the Company's principal agent in monitoring this independence.

2. Review with members of the Company's outside auditing firm, the scope of the prospective audit, the estimated fees therefor, the extent to which Company resources were or can be used in the future, and such other matters pertaining to such audit as the Committee may deem appropriate. Receive copies of the annual comments from the outside auditors on accounting procedures and systems of internal control and audit, and review with them the significant matters and any suggestions they may have relating to the systems of internal control and audit.

3. Review, at least annually, the then current and future programs of the Company's internal audit department, including the procedure for assuring implementation of accepted recommendations made by the auditors and the department. Receive summaries of all formal audit reports issued by the internal audit department; and review the significant matters contained in such reports.

4. Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem necessary with respect to the accounting practices and systems of internal control of the Company and with respect to current accounting trends and developments, and recommend such action with respect thereto as may be deemed necessary.

5. Recommend annually the public auditing firm to be outside auditors for the Company and recommend their compensation, for approval by the Board of Directors. Among the Board of Directors, Audit Committee and the outside auditors, the outside auditors are ultimately accountable to the Board of Directors. The Board of Directors has the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the outside auditors (or, if the outside auditors are approved by the stockholders, to nominate the outside auditors to be proposed for shareholder approval in any proxy statement).

6. Review with management and the outside auditors for the Company the annual and quarterly financial statements of the Company and any material changes in accounting principles or practices used in preparing the financial statements incorporated in Form 10-K and Form 10-Q prior to the filing of these forms with the Securities and Exchange Commission (SEC). Such review is to include items brought to the Committee's attention as required by Auditing Standards.

7. Review matters that have come to the attention of the Committee through reports of management, legal counsel and others, that relate to the status of compliance and anticipated future compliance with laws, regulations, internal controls, and that may be expected to be material to the Company's financial statements.

8. Recommend to the Board the retention of persons with professional or expert competence, or with special knowledge or experience.


Meetings

     The Committee shall meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities.


Reports and Other Requirements

     The Committee shall prepare all reports concerning this charter and the activities of the Committee required by regulations of the SEC or the New York Stock Exchange ("NYSE"). The Company acknowledges that the Company and the Committee operate under regulations promulgated by the SEC and the NYSE.


Amendment

     This Charter may be amended only by the affirmative vote of the Board of Directors.

                        Citizens Communications Company
                               3 High Ridge Park
                              Stamford, CT 06905


                      2002 Annual Meeting of Stockholders
                    10:00 a.m., Eastern Time, May 16, 2002
                 Prudential Center for Learning and Innovation
                                  Norwalk CT


                             ADVANCE REGISTRATION


Attendance at the Annual Meeting is limited to Citizens' stockholders, or their authorized representatives, and our guests and employees. If you plan to attend or send a representative to the Annual Meeting, please notify us marking the Advance Registration box on your proxy.

You may view this proxy statement and our Annual Report at the following Internet web site: www.onlineproxy.com/citizens/index.asp. An advance registration form may be submitted (for registered stockholders only)* by selecting the proxy statement, the advance registration form and then clicking on the submit button once you have completed the form.

C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735

VOTE BY INTERNET - WWW.PROXYVOTE.COM
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote
Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citizens Communications Company, c/o ADP,
51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                  CITCOM               KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 DETACH AND RETURN THIS PORTION ONLY

--------------------------------------------------------------------------------
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
--------------------------------------------------------------------------------

CITIZENS COMMUNICATIONS COMPANY

  Proposal 1--Election of Directors
  ---------------------------------

    Nominees:
    --------
    01) Norman I. Botwinik      07) John L. Schroeder       For    Withhold    For All      To withhold authority to vote for
    02) Aaron I. Fleischman     08) Robert A. Stanger       All       All      Except       individual(s), mark "For All Except" and
    03) Rudy J. Graf            09) Edwin Tornberg                                          write the number(s) of the nominee(s) on
    04) Stanley Harfenist       10) Claire L. Tow           [ ]       [ ]       [ ]         the line below.
    05) Andrew N. Heine         11) Leonard Tow
    06) Scott N. Schneider                                                                  ----------------------------------------


    Proposal 2                                      For     Against      Abstain
    ----------
    Approve the appointment of KPMG LLP as our
    independent public accountants for 2002.        [ ]       [ ]          [ ]

    This proxy, when properly executed, will be voted in the manner directed by the signatory stockholder. If no direction is made, this proxy will be voted in the same proportion as the voted shares in the Citizens 401(k) Savings Plan.

      If you plan to attend the meeting, please check the box to the right.  [ ]

    Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. See reverse for additional Proxy information.



------------------------------------------  -------              ------------------------------------------  -------
Signature [PLEASE SIGN WITHIN BOX]          Date                 Signature (Joint Owners)                    Date

--------------------------------------------------------------------------------

              Information about Delivery of Shareholder Materials

"Householding"

In an effort to minimize costs and the amount of duplicate material a household receives, we are sending one annual report to accounts sharing the same last name and address. A copy of Citizens' 2001 Annual Report, if not included in this package, has been sent to your address in another proxy package and should have already arrived. If you have not yet received an annual report, would like another copy, and/or wish to receive financial reports for each account in your household in the future, please contact Citizens' shareholder services department by phone at 1.800.248.8845, by mail at 3 High Ridge Park, Stamford, Conn., 06905, or by email at Citizens@czn.com.

Vote Your Proxy Online

To vote your shares via the Internet, visit www.proxyvote.com. Enter the 12-digit control number located on the reverse of this proxy card to access your information and complete your electronic voting instructions. There is no charge to you for this service, but there may be costs associated with access to the Internet, such as usage charges for your Internet service provider and/or telephone companies.

Electronic Delivery of Future Proxy Material

After submitting your proxy vote online, you may elect to receive future proxy material (annual report, proxy statement, etc.) from Citizens electronically. Before exiting www.proxyvote.com, click the button for "Electronic Delivery" and enter your email address. Then click the button indicating your consent to receive future information in an electronic format. Next year, you will receive an email providing information about where to locate the annual report and proxy statement online and how to vote your shares.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              401(k) Savings Plan
                 Proxy Solicited on Behalf of Board of Directors

The undersigned hereby authorizes and directs Putnam Fiduciary Trust Company, as the Trustee under the Citizens 401(k) Savings Plan, to vote all shares of stock allocable to the undersigned under the provisions of the Plan and appoints Andrew N. Heine, John L. Schroeder, and Robert D. Siff, or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Communications Company (the "Company") to be held on Thursday, May 16, 2002, at 10:00 a.m., Eastern Time, and at any adjournments thereof. Said Trustee is authorized and directed to execute and deliver a written proxy appointing such individuals to act as proxies as directed.

--------------------------------------------------------------------------------

C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735

VOTE BY INTERNET - WWW.PROXYVOTE.COM
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote
Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citizens Communications Company, c/o ADP,
51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                  CITCO3              KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 DETACH AND RETURN THIS PORTION ONLY

--------------------------------------------------------------------------------
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
--------------------------------------------------------------------------------

CITIZENS COMMUNICATIONS COMPANY

  Proposal 1--Election of Directors
  ---------------------------------

    Nominees:
    --------
    01) Norman I. Botwinik      07) John L. Schroeder       For    Withhold    For All      To withhold authority to vote for
    02) Aaron I. Fleischman     08) Robert A. Stanger       All       All      Except       individual(s), mark "For All Except" and
    03) Rudy J. Graf            09) Edwin Tornberg                                          write the number(s) of the nominee(s) on
    04) Stanley Harfenist       10) Claire L. Tow           [ ]       [ ]       [ ]         the line below.
    05) Andrew N. Heine         11) Leonard Tow
    06) Scott N. Schneider                                                                  ----------------------------------------


    Proposal 2                                      For     Against      Abstain
    ----------
    Approve the appointment of KPMG LLP as our
    independent public accountants for 2002.        [ ]       [ ]          [ ]

    This proxy, when properly executed, will be voted in the manner directed by the signatory stockholder. If no direction is made, this proxy will be voted "FOR" Proposal 1 and "FOR" Proposal 2.

      If you plan to attend the meeting, please check the box to the right.  [ ]

    Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. See reverse for additional Proxy information.



------------------------------------------  -------              ------------------------------------------  -------
Signature [PLEASE SIGN WITHIN BOX]          Date                 Signature (Joint Owners)                    Date

--------------------------------------------------------------------------------

              Information about Delivery of Shareholder Materials

"Householding"

In an effort to minimize costs and the amount of duplicate material a household receives, we are sending one annual report to accounts sharing the same last name and address. A copy of Citizens' 2001 Annual Report, if not included in this package, has been sent to your address in another proxy package and should have already arrived. If you have not yet received an annual report, would like another copy, and/or wish to receive financial reports for each account in your household in the future, please contact Citizens' shareholder services department by phone at 1.800.248.8845, by mail at 3 High Ridge Park, Stamford, Conn., 06905, or by email at Citizens@czn.com.

Vote Your Proxy Online

To vote your shares via the Internet, visit www.proxyvote.com. Enter the 12-digit control number located on the reverse of this proxy card to access your information and complete your electronic voting instructions. There is no charge to you for this service, but there may be costs associated with access to the Internet, such as usage charges for your Internet service provider and/or telephone companies.

Electronic Delivery of Future Proxy Material

After submitting your proxy vote online, you may elect to receive future proxy material (annual report, proxy statement, etc.) from Citizens electronically. Before exiting www.proxyvote.com, click the button for "Electronic Delivery" and enter your email address. Then click the button indicating your consent to receive future information in an electronic format. Next year, you will receive an email providing information about where to locate the annual report and proxy statement online and how to vote your shares.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         CITIZENS COMMUNICATIONS COMPANY
                 Proxy Solicited on Behalf of Board of Directors

The undersigned hereby appoints Andrew N. Heine, John L. Schroeder, and Robert
D. Siff, or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Communications Company
(the "Company") to be held on Thursday, May 16, 2002, at 10:00 a.m., Eastern Time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed, and in their discretion upon such other matters as may come before the meeting.
--------------------------------------------------------------------------------